Exhibit  21.1

                           Subsidiaries of the Company



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                      Avitar, Inc.
                            List of Subsidiaries


  Avitar Technologies, Inc.

  Avitar Industries, Inc. (formerly Managed Health Benefits Corporation)

  United States Drug Testing Laboratories, Inc.

  Avitar Diagnostics, Inc.